Exhibit 23.03
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Glu Mobile Inc. of our report dated March 5, 2008 relating to the financial statements of Awaken Limited, which appears in the Current Report on Form 8-K/A of Glu Mobile Inc. dated March 6, 2008.
/s/ PricewaterhouseCoopers Zhong Tian CPAs Limited Company
Beijing, People’s Republic of China
March 31, 2008